 Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Pending Sale of Galileo Global Equity Advisors Inc.

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SAN ANTONIO–January 3, 2020–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today announced that it has entered into a binding letter of intent dated December 30, 2019, with Galileo Global Equity Advisors Inc. (“Galileo”) whereby Galileo, pursuant to its capital restructuring, is purchasing back all of its common shares owned by the Company, through its wholly-owned subsidiary, for approximately the same amount that the Company had paid for its investment in Galileo.

The transaction is subject to the approval of Canadian securities regulatory authorities and to the satisfaction of other closing conditions. It is anticipated that the transaction will close on or about March 2, 2020. Michael Waring will continue to serve as the President and Chief Executive Officer of Galileo.

“Streamlining the Company’s operations will allow management to focus on growing the Company’s assets under management in the U.S., in particular our gold and airline ETFs” commented Frank Holmes, CEO and CIO of the Company.

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

This filing should be read in conjunction with the cautionary statements that are included in the Company’s annual report and Form 10-Q. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.